FIRST AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to that certain Amended and Restated Employment Agreement made and entered into as of December 31, 2008 by and between Sprint Nextel Corporation and Keith O. Cowan (the “Agreement”) is made and entered into August 5, 2010 (the “Amendment Effective Date”).  Certain capitalized term shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Company and the Executive desire that Executive continue his employment beyond the Initial Employment Term and to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby amend the Agreement as follows:

Conditioned upon Executive’s continued employment through the earliest of (a) June 30, 2011, (b) Executive’s resignation mutually agreeable to Executive and the Chief Executive Officer, or (c) employment termination by the Company not for Cause or by the Executive for Good Reason (“Retention Date”):

1.
Solely for the purposes of any Award Agreement for any of Executive’s unvested stock options and restricted stock units outstanding as of the Amendment Effective Date and as of his termination of employment not for Cause on or after the Retention Date (“Outstanding Equity”), to the extent necessary to avoid a forfeiture of such Outstanding Equity,

a.	the term “Termination Date” in such Award Agreement shall be read as though Executive were receiving severance pay from us through the originally scheduled applicable vesting date,
b.	Executive shall be permitted to exercise a stock option vested by application of the foregoing subparagraph up through the 90th day following such vesting date, subject to the continued applicability of the performance adjustments of any performance-based restricted stock units and to Executive’s compliance with the restrictive covenants in the Agreement through the earlier of the applicable vesting date and the end of the Restricted Period;
2.
Notwithstanding the terms of an applicable plan, Executive shall be entitled to receive a payout of the performance units granted under the 2009 and 2010 Long-term Incentive Plan (the “LTIP”) based on actual performance, and pro-rated for the period of time he was an employee, over the entire three-year performance period of the applicable LTIP, to be paid following certification of performance results after the applicable third annual performance period; and

Cowan Employment Agreement First Amendment

3.
Notwithstanding the terms of any 2011 Short-term Incentive Plan (the “STIP”), Executive shall be entitled to receive a payout under the 2011 STIP based on actual performance, and prorated for the period of time he is an employee, in 2011, to be paid following certification of performance results after 2011.

In all other respects, the terms, conditions and provisions of the Agreement shall remain the same.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Amendment, effective as of the day and year first written above.

SPRINT NEXTEL CORPORATION

/s/ Sandra J. Price
By: Sandra J. Price

EXECUTIVE

/s/ Keith O. Cowan
Keith O. Cowan

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